Exhibit 99.1

Pemstar Inc.

Consolidated Balance Sheet

(In thousands, except per share data)

December 31, 2006
(Unaudited)
Assets
Current assets:
Cash and equivalents	$16,401
Accounts receivable, net	136,402
Recoverable income taxes	206
Inventories	68,526
Unbilled services	4,522
Deferred income taxes	1
Value added tax receivable	1,647
Prepaid expenses and other	6,529
Assets related to discontinued operations	436
Total current assets	234,670
Property, plant and equipment, net	36,416
Goodwill	33,878
Deferred income taxes	3,216
Other assets	14,392
Non-current assets related to discontinued operations	16
Total assets	$322,588

Liabilities and shareholders’ equity
Current liabilities:
Cash overdraft	$3,494
Revolving credit facilities and current maturities of long-term debt	61,515
Current maturities of capital lease obligations	617
Accounts payable	127,827
Income taxes payable	3,876
Value added tax payable	7,781
Accrued expenses and other	23,819
Liabilities related to discontinued operations	1,242
Total current liabilities	230,171
Long-term debt, less current maturities	4,746
Capital lease obligations, less current maturities	11,714
Other liabilities and deferred credits	1,762
Shareholders’ equity:
Common stock, par value $0.01 per share—authorized 150,000 shares, issued and outstanding 45,631 shares at December 31, 2006	456
Additional paid-in capital	255,850
Accumulated other comprehensive income	3,446
Accumulated deficit	(185,557)
74,195
Total liabilities and shareholders’ equity	$322,588

Pemstar Inc.

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)
	Nine Months Ended December 31,
	2006	2005

Net sales	$621,125	$674,802
Cost of goods sold	578,714	646,994
Gross profit	42,411	27,808
Selling, general and administrative expenses	29,385	33,913
Restructuring and impairment charges	27,705	10,488
Operating loss	(14,679)	(16,593)
Other expense (income) – net	1,513	(967)
Interest expense	6,238	7,217
Loss before income taxes	(22,430)	(22,843)
Income tax expense (benefit)	1,212	(530)
Loss from continuing operations	(23,642)	(22,313)
Income (loss) from discontinued operations	187	(7,753)
Net loss	$(23,455)	$(30,066)

Basic loss per common share:
Loss from continuing operations	$(0.52)	$(0.50)
(Loss) income from discontinued operations	0.00	(0.17)
Net loss	$(0.52)	$(0.67)

Diluted loss per common share:
Loss from continuing operations	$(0.52)	$(0.50)
(Loss) income from discontinued operations	0.00	(0.17)
Net loss	$(0.52)	$(0.67)

Shares used in computing net loss per common share:
Basic	45,428	45,201
Diluted	45,428	45,201

See notes to consolidated financial statements.

Pemstar Inc.
Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended December 31,
	2006	2005

Cash flows from operating activities:
Net loss from continuing operations	$(23,642)	$(22,313)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) by operating activities from continuing operations:

Depreciation	10,996	13,033
Amortization	842	814
Deferred revenue	(73)	(221)
Deferred income tax	463	58
Non-cash restructuring charges	30,282	2,309
Loss (gain) on sale of assets	62	(108)
Other	(135)	(63)

Change in operating assets and liabilities:
Accounts receivable	(13,145)	(48,778)
Inventories	(12,917)	1,970
Prepaid expenses and other	2,876	1,493
Accounts payable	45,123	36,182
Accrued expenses and other	(15,822)	7,757
Net cash provided by (used in) operating activities from continuing operations	24,910	(7,867)
Net cash (used in) provided by discontinued operations	(208)	1,527
Net cash (used in) provided by operating activities	24,702	(6,340)
Cash flows used in investing activities from continuing operations:
Increase (decrease) in restricted cash	(63)	572
Purchases of property and equipment	(5,785)	(3,633)
Proceeds from sale of property, plant and equipment	3,060	1,354
Net cash used in investing activities from continuing operations	(2,788)	(1,707)
Net cash provided by investing activities from discontinued operations	1	164
Net cash used in investing activities	(2,787)	(1,543)
Cash flows provided by financing activities:
Bank overdrafts	(617)	2,856
Principal payments on borrowings	(35,194)	(63,885)
Proceeds from borrowings	11,968	66,158
Other	491	(1,248)
Net cash provided by (used in) financing activities	(23,352)	3,881

Effect of exchange rate changes on cash	(65)	(408)
Net decrease in cash and cash equivalents	(1,502)	(4,410)
Cash and cash equivalents:
Beginning of period	17,903	25,883
End of period	$16,401	$21,473

See notes to consolidated financial statements.

Pemstar Inc.

Notes to Consolidated Financial Statements (Unaudited)

December 31, 2006

(Dollars and share amounts in thousands, except per share data)

Note A—Basis of Presentation and Accounting Policies

The accompanying unaudited condensed consolidated financial statements of Pemstar Inc. (the Company) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the nine-month period ended December 31, 2006, are not necessarily indicative of the results that may be expected for the year ending March 31, 2007.

Discontinued Operations

On June 22, 2005, the Company announced its decision to discontinue its manufacturing operations in its Guadalajara, Mexico facilities, following several years of operating losses in that site.  In the nine months ended December 31, 2005, the Company recorded asset write-downs pending disposition of the fixed assets totaling $3,054, as well as charges related to personnel severance costs of $916, expected losses on lease commitments of $420 and associated other costs of $540.  All of the personnel severance costs were paid out in the nine months ended December 31, 2005.  The closure of this facility is deemed to be a discontinuation of operations and operating results, cash flows and remaining assets and liabilities have been segregated in the respective statements for the current and comparable periods presented herein.

Stock-Based Compensation

On April 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2007. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

Prior to fiscal 2007, the Company has adopted the pro forma disclosure only requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”, and accordingly, accounted for stock options issued to employees using the intrinsic value method of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees.”  Compensation expense is recorded on the date stock options are granted only if the current fair market value of the underlying stock exceeds the exercise price of the option.  Accordingly, no compensation cost has been recognized for grants under these stock option plans since the exercise price equaled the fair market value of the stock on the date of grant.  Had compensation cost for stock option grants been based on the grant date fair values of awards (the method described in SFAS No. 123), reported net loss would have been changed to the pro forma amounts reported in Note H.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statements of Operations.  The Company’s Consolidated Financial Statements for the nine months ended December 31, 2006 reflect the impact of SFAS 123(R).  The Company’s Consolidated Financial Statements for prior year periods have not been restated to reflect, and do not include, the impact of SFAS 123(R), in accordance with the modified prospective transition method.  Stock-based compensation expense recognized under SFAS 123(R) for the nine months ended December 31, 2006 was $139, which consisted of stock-based compensation expense related to employee stock options.

Stock-based compensation expense recognized during the current period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company’s Consolidated Statements of Operations for the nine months ended December 31, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of March 31, 2006 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123, and compensation expense for the share-based payment awards granted subsequent to March 31, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Compensation expense for all share-based payment awards will be recognized using the straight-line approach. As stock-based compensation expense recognized in the Consolidated Statements of Operations for the nine months ended December 31, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Upon adoption of SFAS 123(R), the Company selected the Black-Scholes option-pricing model (“Black-Scholes model”) to determine the fair value of share-based awards granted beginning in fiscal 2007, the same model which was previously used for the Company’s pro forma information required under SFAS 123. The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Expected volatilities are based on the historical volatility of the Company’s common stock. The Company uses historical data to estimate option exercise and employee terminations. The expected term of the options granted represents the period of time that options are expected to be outstanding, based on historical information. The risk-free interest rate is based on the U.S Treasury zero-coupon issues with remaining terms similar to the expected term of the Company’s equity awards. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore used an expected dividend yield of zero.

On November 10, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 123(R)-3 “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” This alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (“APIC Pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC Pool and Consolidated Statements of Cash Flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R). The Company is still in the process of calculating the APIC Pool and has not yet determined if it will elect to adopt this alternative transition method.

During the nine months ended December 31, 2006, employees exercised stock options to acquire 343 shares at average exercise prices of $1.60 per share.

For further information on stock-based compensation, see Note H.

Note B—Inventories

The components of inventories consist of the following:

December 31, 2006

Raw materials	$54,074
Work in process	7,359
Finished goods	7,093
$68,526

Note C—Comprehensive Income

Total comprehensive loss was $(21,461) and $(31,585) for the nine months ended December 31, 2006 and 2005.  Comprehensive loss differs from net loss due to foreign currency translation gains and losses.

Note D—Financing Arrangements

At December 31, 2006, the Company had available borrowing capacity under its domestic revolving credit facilities of $19.3 million in excess of outstanding borrowings under the facility.

On July 3, 2006 the Company secured more favorable terms for its revolving line of credit with its domestic lending institutions.  Included in the terms of the agreement were changes in the following key provisions:

•                  Increased the Revolving Loan Commitment from $40 million to $45 million and decreased the Tranche B Loan Commitment from $10.5 million to $9 million.

•                  Extended the maturity date of the Agreement by one year to October 19, 2010.

•                  Reduced the interest rate on the Revolving Loans to prime rate plus a range from 0% to 0.75%, depending on Company liquidity; or to LIBOR plus a range from 2.00% to 2.75%, depending on Company liquidity.

•                  Reduced the interest rate on the Tranche B Loans to prime rate plus 4.75% from prime rate plus 6.00%.

•                  Increased the monthly payments on the Tranche B Loans to $400,000 per month from $250,000 per month.

Note E—Earnings Per Share Data

	Nine Months Ended December 31,
	2006	2005
Basic EPS:
Loss from continuing operations	$(23,642)	$(22,313)
Income (loss) from discontinued operations	187	(7,753)
Net loss	$(23,455)	$(30,066)

Average shares outstanding	45,428	45,201

Basic loss per share from continuing operations	$(0.52)	$(0.50)
Basic income (loss) per share from discontinued operations	0.00	(0.17)
Basic net loss per share	$(0.52)	$(0.67)

Diluted EPS
Loss from continuing operations	$(23,642)	$(22,313)
Loss from discontinued operations	187	(7,753)
Net loss	$(23,455)	$(30,066)

Average shares outstanding	45,428	45,201
Net effect of dilutive stock options and warrants—based on the treasury stock method	—	—
Total diluted shares outstanding	45,428	45,201

Diluted loss per shared from continuing operations	$(0.52)	$(0.50)
Diluted (loss) income per share from discontinued operations	0.00	(0.17)
Diluted net loss per share	$(0.52)	$(0.67)

Common stock equivalents and their impact on net loss have been excluded from the diluted per share calculation for the nine months ended December 31, 2006 and 2005, since the Company incurred net losses and the inclusion of common stock equivalents would have had an anti-dilutive impact.

Potentially dilutive securities, which have been excluded, consist of i) unexercised stock options and warrants to purchase 4,614 and 5,357 shares of the Company’s Common Stock as of December 31, 2006 and 2005 respectively, and ii) 2,193 shares of the Company’s Common Stock issuable upon conversion of convertible debt as of December 31, 2006 and 2005.

Note F—Restructuring and Impairment Charges

A roll forward of restructuring provisions from continuing operations is as follows:

	Employee Termination and Severance Costs	Future Lease Costs	Total
Fiscal 2006:
Reserve balances at March 31, 2005	68	3,792	3,860
Fiscal 2006 restructuring charges	421	7,981	8,402
Cash payments	(457)	(2,585)	(3,042)
Foreign currency translation adjustment	8	92	100
Reserve balances at March 31, 2006	40	9,280	9,320
Fiscal 2007:
First nine months of fiscal 2007 restructuring charges (reversals)	748	(2,703)	(1,955)
Cash payments	(156)	(6,485)	(6,641)
Foreign currency translation adjustment	1	1	2
Reserve balances at December 31, 2006	$633	$93	$726

During fiscal 2005, the Company recorded charges of $4,956 for restructuring related costs to reduce facilities and employee counts to position the Company for stronger operating results.  These charges consisted of asset write-downs of $1,300, primarily leasehold improvements; $917 for employee termination and severance costs related to approximately 165 salaried and hourly employees (137 from domestic and 28 from South American sites); and $2,739 for expected losses on lease commitments in our Taunton, Massachusetts, Chaska, Minnesota and secondary Rochester, Minnesota sites. The fiscal 2005 restructuring actions taken pertain to further reducing general excess capacity and create the opportunity to streamline personnel and capital deployed into the remaining sites.  As of December 31, 2006, accruals of $93 remain related to these future lease costs.

During fiscal 2006, the Company recorded charges of $10,462 for restructuring related costs to further reduce facilities and employee counts to position the Company for stronger operating results.  These charges consisted of asset write-downs of $2,060, primarily leasehold improvements; $421 for employee termination and severance costs related to approximately 161 salaried and hourly domestic employees; and $7,981 of new provisions and adjustments to prior estimates for expected losses on lease commitments in our California and Chaska, Minnesota sites. The fiscal 2006 restructuring actions taken pertain to further reducing general excess capacity and create the opportunity to streamline personnel and capital deployed into the remaining sites.  As of December 31, 2006, there were no further payments expected for these restructuring costs.

During the first nine months of fiscal 2007, the Company recorded charges of $115 for employee termination and severance costs related to approximately 38 salaried and hourly foreign employees and benefits of $2,692 related to the settlement agreements terminating its obligations and resolving all claims under leases relating to its inactive facilities in Taunton, Massachusetts, Mountain View, California and San Jose, California.  As of December 31, 2006, three were no further payments expected for these restructuring costs.

On November 9, 2006, the Company committed to a plan to exit the operations of its Tianjin, China facility over the next several quarters, as the conclusion of its previously announced review of its strategic options for this location and its major customer in this location.  During the three months ended December 31, 2006, the Company recorded charges of $30,282 for restructuring related costs to reduce facilities and employee counts to position the Company for operations subsequent to discontinuation of the relationship with its major customer in this facility.  These charges consisted of asset write-downs of $10,332, primarily building facilities, asset write-downs of $18,925, primarily value added tax receivable, $633 for employee termination and severance costs related to approximately 1,165 salaried and hourly employees and $392 for associated other costs.  As of December 31, 2006, accruals of $633 remain relate to these future costs.

Discontinued operations include restructuring benefits (costs) of $146 and $(5,026) for the first nine months of fiscal 2007 and fiscal years 2006, respectively.

As of December 31, 2006, approximately $3,598, $2,780 and $116 of cash payments had been made against the accrual associated with the fiscal 2005, 2006 and 2007 charges, respectively.

Note G—Liquidity

The domestic revolving credit facilities were replaced during fiscal 2004 to provide expanded capacity for funding business growth and to extend arrangements approaching the expiration of their term.  These facilities require the maintenance of certain minimum cash flow levels.  On July 3, 2006, the Company amended and restated the fiscal 2004 agreement and subsequent amendments, which extended the maturity dates and reduced the monthly interest rates.  Please see details in Note D to the consolidated financial statements (unaudited).

During fiscal 2006, the Company obtained significant funding locally for its foreign operations and has obtained commitments for further increases to suit business requirements.  As such, it has become substantially less reliant on domestic lines of credit for needs outside of domestic operations.

The Company’s fiscal 2007 operating plan includes an expectation of maintaining the required cash flow levels.  Management believes that, as a result of the restructuring actions it has taken to reduce cash expenditures, the efforts it continues to make to increase revenues from continuing customers and to generate new customers in various industry sectors and the new agreements it has reached to provide additional borrowing capacity, it will meet its fiscal 2007 financial plan and the liquidity requirements of its operations and lending agreements.  However, there can be no assurance that the financial plan will be met.  The Company also believes that, if necessary, it would be able to secure additional financing from its lenders or sell additional Company equity securities; however, there can be no assurance that such funding can be obtained or that future credit facility violations will be waived.

Note H—Stock Option Plan

The Company maintains the 1994 Stock Option Plan, the 1995 Stock Option Plan, the 1997 Stock Option Plan, the 1999 Amended and Restated Stock Option Plan, and the 2000 Stock Option Plan, the 2002 Stock Option Plan.   Options outstanding for the 1994, 1995, 1997, 1999, 2000 and 2002 plans were 0, 0, 146, 1100, 877 and 452, respectively, as of December 31, 2006.  A total of 1,497 shares are reserved for future issuance at December 31, 2006.  However, with the merger as described in Note I, these shares reserved for option issuance will not occur.  Options are generally granted at prices equal to the fair market value on the dates of grant and vest at one third of grant in each of the following three years.  All options are exercisable over a ten year period.

The following table summarizes all option activities from March 31, 2006 through December 31, 2006 (shares in thousands, except per share data):

	December 31, 2006
	Number of Shares	Weighted Average Exercise Price per Share
Options outstanding:
Beginning balance	3,076	$4.00
Granted	128	$3.33
Exercised	(343)	$1.60
Forfeited	(286)	$5.93
Ending balance	2,575	$4.08

Options exercisable at end of period	2,168	$4.50

The weighted-average grant-date fair value of options granted during the nine months ended December 31, 2006 was $3.33.  The total intrinsic value of options exercised during the nine months ended December 31, 2006 was $704.  The Company issues new shares upon the exercise of options. There was no tax benefit realized from exercised options. The value of the option grants has been calculated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

Nine months ended December 31, 2006
Expected average life of option	3.2 years
Risk-free interest rate	4.87%
Expected dividends	—
Expected volatility	70%

The options outstanding and currently exercisable by exercise price at December 31, 2006 were as follows (options in thousands):

	Options Outstanding			Options Exercisable
Exercise Price	Number of Shares Underlying Options	Weighted average remaining contractual life (years)	Weighted average exercise price	Number of Shares Underlying Options	Weighted average exercise price
$ 0.00 – 4.99	1,544	7.28	$1.86	1,137	$1.89
$ 5.00 – 9.99	691	2.73	$5.32	691	$5.32
$10.00 – 14.99	330	3.74	$11.38	330	$11.38
$15.00 – 23.31	10	4.42	$17.77	10	$17.77
	2,575	5.60	$4.08	2,168	$4.50

The aggregate intrinsic value of options in the preceding table was $2.3 million, based on the Company’s closing stock price of $3.88 as of December 31, 2006.  The total fair value of options vested during the nine months ended December 31, 2006 and 2005 were $139 and $66, respectively.  As of December 31, 2006, total compensation cost related to unvested stock options not yet recognized was $229, which is expected to be recognized upon the acceleration of vesting of all outstanding unvested options, which occurred upon the completion of the merger on January 8, 2007, as described in Note I.

Valuation and Expense under SFAS 123(R)

On April 1, 2006, the Company adopted SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to the Company’s employees and directors, including employee stock options and employee stock purchases related to the Purchase Plan based on estimated fair values. The stock-based compensation expense related to employee stock options under SFAS 123(R) for the nine months ended December 31, 2006, was charged to selling, general and administrative expenses.

The table below reflects net income and diluted net income per share for the nine months ended December 31, 2006 compared with the pro forma information for the nine months ended December 31, 2005 as follows (in thousands except per-share amounts):

	Nine months ended December 31,
	2006	2005
Net loss from continuing operations – as reported for the prior period (1)	N/A	$(22,313)
Stock-based compensation expense (2)	$139	$66
Net loss from continuing operations, including the effect of stock-based compensation expense (3)	$(23,642)	$(22,379)

Loss from continuing operations per share:
Basic, as reported	N/A	$(0.50)
Basic, including the effect of stock-based compensation expense	$(0.52)	$(0.50)

Diluted, as reported	N/A	N/A
Diluted, including the effect of stock-based compensation expense	$(0.52)	N/A

(1)          Net loss and net loss per share from continuing operations prior to April 1, 2006 did not include stock-based compensation expense for employee stock options under SFAS 123 because the company did not adopt the recognition provisions of SFAS 123.

(2)          Stock-based compensation expense prior to April 1, 2006 is calculated based on the pro forma applications of SFAS 123.

(3)          Net loss and net loss per share from continuing operations prior to April 1, 2006 represents pro forma information based on SFAS 123.

Upon adoption of SFAS 123(R), the Company began estimating the value of employee stock options on the date of grant using the Black-Scholes model. Prior to the adoption of SFAS 123(R), the value of each employee stock option was estimated on the date of grant using the Black-Scholes model for the purpose of the pro forma financial information in accordance with SFAS 123.

As stock-based compensation expense recognized in the Consolidated Statement of Operations for the first quarter of fiscal 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. In the Company’s pro forma information required under SFAS 123 for the periods prior to April 1, 2006, the Company accounted for forfeitures as they occurred.

Note I—Subsequent Events

On October 16, 2006, the Company entered an agreement, subject to shareholder approval, with Benchmark Electronics, Inc. (“Benchmark”) and Autobahn Acquisition Corp. in which shareholders of Pemstar Inc. will receive 0.160 shares of Benchmark common shares for each held Pemstar Inc. share.  Shareholder approval was received and the merger closed on January 8, 2007.  At the time of the merger closing, present Pemstar Inc. shareholders owned approximately 11% of the outstanding Benchmark common shares and Pemstar Inc. has ceased to be a separate publicly owned company.